UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware	0-50209	04-3372948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103

(Address of principal executive offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 16, 2014, Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership and the entity through which Boston Properties, Inc. conducts substantially all of its business, entered into a binding purchase and sale agreement (the “Purchase and Sale Agreement”) with affiliates of Norges Bank Investment Management (the “Purchasers”) to sell a 45% interest in each of 601 Lexington Avenue in New York City and Atlantic Wharf Office Building and 100 Federal Street in Boston to the Purchasers for an aggregate gross sales price of approximately $1.5 billion in cash.

601 Lexington Avenue is a 1,669,000 square foot Class A office complex located in the heart of Midtown Manhattan at East 53rd Street and Lexington Avenue. The property consists of a 59-story tower as well as a six-story low-rise office and retail building. The complex is currently 99% leased and subject to existing mortgage indebtedness of approximately $714 million.

The Atlantic Wharf Office Building is a 791,000 square foot Class A office tower located on Boston’s Waterfront with frontage on both the Rose Kennedy Greenway and historic Boston Harbor. This 31-story office building was developed by the Company and completed in 2011, and it is currently 100% leased. This property is unencumbered by debt.

100 Federal Street is a 1,323,000 square foot Class A office tower located in the heart of Boston’s Financial District. The Company acquired this building in 2012, and it is currently 91% leased. This property is unencumbered by debt.

The Company and the Purchasers will form a joint venture for each property upon closing, and the Company will retain property and leasing management for the joint ventures. The agreed-upon sale price is $1.827 billion in cash, less the Purchasers’ pro rata share of the indebtedness secured by 601 Lexington Avenue, which will remain outstanding, subject to certain prorations and adjustments. In connection with the Purchase and Sale Agreement, the Purchasers made a deposit of approximately $45.1 million that will be credited to the sale price at closing, or, if the closing does not occur for any reason other than a default by the Purchasers, will be refunded to the Purchasers. If the closing does not occur due to a default by the Purchasers, then the deposit will serve as liquidated damages for the Company. The closing is subject to customary closing conditions, including the condition that the 45% interest in each of the three properties described above must be sold to the Purchasers at the closing, and there can be no assurance that the sale will be completed on the terms currently contemplated or at all.

Assuming the closing occurs as contemplated, the Company currently expects that it would distribute at least the amount of proceeds necessary to avoid paying a corporate level tax on the gain realized from the sale.

Following the closing, the Company and Boston Properties, Inc. will continue to include all of the assets and liabilities and results of operations of the properties owned by the joint ventures in their consolidated financial statements, and the Purchasers’ interests will be reflected as noncontrolling interests.

The foregoing summary of the Purchase and Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase and Sale Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Private Securities Litigation Reform Act of 1995. This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the transaction described above, the Purchasers’ performance of their obligations under the Purchase and Sale Agreement and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Purchase and Sale Agreement by and among NBIM Walker 601 LEX NYC LLC, NBIM Walker 100 FED BOS LLC, NBIM Walker ATW BOS LLC and Boston Properties Limited Partnership, dated September 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	Boston Properties, Inc., its General Partner

Date: September 18, 2014	By:	/s/ Michael E. LaBelle
	Name:	Michael E. LaBelle
	Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase and Sale Agreement by and among NBIM Walker 601 LEX NYC LLC, NBIM Walker 100 FED BOS LLC, NBIM Walker ATW BOS LLC and Boston Properties Limited Partnership, dated September 16, 2014.